EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES THIRD QUARTER 2011 EARNINGS

COLDWATER, MICHIGAN, November 1, 2011—Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced earnings for the quarter ended September 30, 2011 of $79,000 based on net income available to common shareholders compared to a net loss available to common shareholders of ($2.6 million) for the quarter ended September 30, 2010. Basic and diluted earnings per share for the quarter ended September 30, 2011 were $.04 compared to basic and diluted losses per share of ($1.32) for the same period in 2010. Monarch Community Bancorp also reported net income for the first nine months of 2011 of $120,000 compared to a net loss of ($10.8 million) for the same period a year ago. Basic and diluted earnings per share for the nine months ended September 30, 2011 were $.06 compared to basic and diluted losses per share of ($5.48) for the same period in 2010.

“This continued positive trend in performance is reflective of the initiatives established to improve credit quality and build core earnings,” stated Rick DeVries, President and CEO. In addition to the positive income report, the bank’s total non-performing assets have declined $300,000 over the last three months from $15.2 million at June 30, 2011 to $14.9 million at September 30, 2011. One year ago, at September 30, 2010, non-performing assets were at $26.4 million, and have declined steadily to their current levels. “We are pleased with our problem asset reduction strategy and the positive effects it is yielding,” added DeVries.

During the last six months, the bank has opened three new residential loan production offices in Okemos, Portage and St. Joseph, Michigan, and recently added a new commercial lender to the office in Okemos. Additional residential offices are targeted for a number of locations with similar, positive demographic factors. “We see this as an opportunity to generate a growing stream of fee income in a line of business we know well,” commented DeVries, adding that “Each residential office also offers the potential for the addition of commercial lenders and investment services advisors.”

Total interest income decreased from $3.1 million in the third quarter of 2010 to $2.5 million in the third quarter of 2011. This $568,000 decrease is largely due to an anticipated decrease in troubled loans from period to period. Total interest expense declined $411,000 from $1.3 million in the third quarter of 2010 to $880,000 in the third quarter of 2011. This was due to the overall cost of funds decreasing by 54 basis points and a decrease in higher cost Federal Home Loan Bank advances. The combined effect of these changes resulted in net interest income decreasing from $1.8 million for the third quarter in 2010 to $1.7 million in the third quarter of 2011.

The net interest margin for the third quarter of 2011 increased 3 basis points to 2.99% compared to 2.96% for the same period in 2010. The improvement in the margin continues to be largely due to the decline in cost of funds as the management continues to monitor cost of funds.

Net interest income after the provision for loan losses increased $2.5 million, for the three months ended September 30, 2011 compared to the same period in 2010. For the three months ended September 30, 2010, the Bank recorded a provision for loan losses of $2.7 million compared to $41,000 recorded in the third quarter of 2011. The reduced level of provision was attributable to the continued decrease in non-performing assets and decrease in net charge off activity. The Company continues to monitor real estate dependent loans and focus on asset quality. Non-performing assets totaled $14.9 million at the end of the third quarter of 2011, a decrease of $11.5 million from September 30, 2010. Net charge offs for the quarter ended September 30, 2011 were $799,000 compared to $2.8 million for the same period in 2010. Year to date 2011 net charge offs totaled $2.0 million compared to $7.7 million for the same period a year ago.

Non-interest income for the quarter ended September 30, 2011 increased $341,000, or 38.75%, from $880,000 to $1.2 million compared to the same period a year ago. This increase is largely attributable to an increase in gain on sale of securities of $430,000. Non-interest income for the nine months ended September 30, 2011 increased $189,000, or 6.7%, compared to the same period in 2010.

Noninterest expense increased $181,000, or 7.3% for the quarter ended September 30, 2011 compared to the same period a year ago. The increase is primarily due to an increase in salaries and employee benefits due to the staffing of the new loan origination offices and increased costs associated with the disposition of foreclosed assets. Noninterest expense increased $43,000, or .58%, for the nine months ended September 30, 2011 compared to the same period ending a year ago.

Total assets were $224.0 million at September 30, 2011 compared to $256.9 million at December 31, 2010. Total loans decreased $27.9 million (15.24%), to $154.9 million at September 30, 2011 from $182.8 million at December 31, 2010. Deposits decreased $19.1 million, or (9.27%), to $186.9 million during the third quarter from $206.0 million at of the end of 2010. This reflects the planned reduction in higher cost brokered certificates of deposit. Core deposits including checking, savings and money market accounts have remained stable period over period.

Stockholders’ equity decreased by $59,000 at September 30, 2011 compared to December 31, 2010. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s capital ratios for September 30, 2011 were as follows, tier 1 leverage ratio: 5.17% and total risk based ratio: 9.63%. In May of 2010, the Bank agreed with FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of September 30, 2011.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts: Richard J. DeVries, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Interest Income	8,082	9,822
Interest Expense	2,889	4,134

Net Interest Income	5,193	5,688
Provision for Loan Losses	304	11,609

Net Interest Income After Provision for Loan Losses	4,889	(5,921)
Noninterest Income	2,996	2,807
Noninterest Expense	7,499	7,456
Income—Before income taxes	386	(10,570)
Income Taxes	—	—

Net Income	$386	$(10,570)

Dividends and amortization of discount on preferred stock	$266	$266
Net Income (loss) available to common stock	$120	$(10,836)

Earnings Per Share
Basic	$0.06	$(5.48)

Diluted	$0.06	$(5.48)

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Interest Income	8,082	9,822
Interest Expense	2,889	4,134

Net Interest Income	5,193	5,688
Provision for Loan Losses	304	11,609

Net Interest Income After Provision for Loan Losses	4,889	(5,921)
Noninterest Income	2,996	2,807
Noninterest Expense	7,499	7,456
Income—Before income taxes	386	(10,570)
Income Taxes	—	—

Net Income	$386	$(10,570)

Earnings Per Share
Basic	$0.06	$(5.48)
Diluted	$0.06	$(5.48)